UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 15, 2014

Cortland Bancorp

(Exact name of registrant specified in its charter)

Ohio	000-13814	34-1451118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

194 West Main Street, Cortland, Ohio		44410
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (330) 637-8040

[not applicable]

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments

On January 15, 2014, the Company determined that its portfolio of insurance trust preferred collateralized debt obligations, commonly known as “iTruPS securities”, are considered disallowed investments under the final rule implementing Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, commonly referred to as the “Volcker Rule”, which was originally released jointly by five regulatory agencies on December 10, 2013, and further clarified with the release of the Interim Final Rule on January 14, 2014. The final rule requires banking entities to divest disallowed securities by July 21, 2015, unless, upon application, the Federal Reserve grants extensions to July 21, 2017.

The initial announcement of the Volcker rule on December 10, 2013 and the impact of the Ruling on community banks that hold TruPS securities was met with strong criticism from the banking industry. Among the harshest critics of the final rule was the American Bankers Association, a financial services industry trade association, providing advocacy services to banks of all sizes and charters, which filed a lawsuit on December 24, 2013 challenging a portion of the final version of the Volcker rule that requires banks to sell collateralized debt obligations (“CDOs”) backed by trust preferred securities. The lawsuit sought a court ruling blocking the rule from taking effect before the end of 2013. On December 27, 2013, the Federal banking agencies and the Securities and Exchange Commission issued a statement indicating that the agencies are considering whether it would be appropriate and consistent with the provisions of the Dodd-Frank Act, not to subject certain investment vehicles such as TruPS CDO’s to the investment prohibitions of the Volker Rule.

With the release of the Interim Final Rule on January 14, 2014, the joint agencies granted relief by permitting financial institutions to retain their interests in certain collateralized debt obligations, but limited that provision to those collateralized by issuances prior to May 2010 from bank or thrift holding companies with less than $15 billion in consolidated assets. The release contained no such provision for issuances by insurance companies which comprise the various iTruPS securities.

The Company maintains a position in nine iTruPS that were all acquired prior to May 2010, each of which have performed as earning assets from their date of origination and which, as a whole, contributed on average more than $200,000 of interest income annually to the Company’s earnings results. Management has determined the Company will be required to adjust the carrying values of its nine iTruPS securities to fair value through a non-cash Other Than Temporary Impairment charge to earnings for 2013. As of September 30, 2013, the Company reported in its consolidated balance sheet nine iTRUPs that are classified as Available for Sale. The amortized cost of these securities is $10.5 million and the fair values produced by the discounted cash flow model used by the Company aggregate to $8.5 million. Given these values, management estimates that the effect on the Company would be to require a $1.3 million after-tax charge to earnings for 2013. The Company’s remaining three CDO investment holdings comprised of issuances from bank or thrift holding companies are not disallowed securities under the Volcker Rule, as granted through the January 14, 2014 Interim Final Rule.

The above adjustment is not expected to have a material effect on shareholders’ equity, book value per share, or regulatory capital ratios. The Company’s regulatory capital ratios are expected to remain above the amounts necessary for the Company to be deemed well-capitalized at December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cortland Bancorp

Date: January 17, 2014	/s/	James M. Gasior
James M. Gasior

Its: President & Chief Executive Officer